Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (No. 333-7140) of POSCO and subsidiaries (the “Company”) of our report dated April 21, 2006 relating to the consolidated balance sheets as of December 31, 2005 and 2004 and the related consolidated statements of income, statements of changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2005, which appears in this Form 20-F.
/s/ Samil PricewaterhouseCoopers
Seoul, Korea
June 8, 2006